Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEventsSM

Conference Call Transcript

CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

Event Date/Time: Mar. 21. 2007 / 5:00PM ET

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FINAL TRANSCRIPT

Mar. 21. 2007 / 5:00PM ET, CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

CORPORATE PARTICIPANTS

Tripp Sullivan

Corporate Communications, Inc. - IR

Ed Anderson

Citi Trends Inc. - CEO

George Bellino

Citi Trends Inc. - President, Chief Merchandising Officer

CONFERENCE CALL PARTICIPANTS

Dorothy Lakner

CIBC World Markets - Analyst

Jeff Klinefelter

Piper Jaffray - Analyst

Evren Kopelman

J.P. Morgan - Analyst

Lyn Walther

Wachovia - Analyst

Shaun Smolarz

Sidoti & Company - Analyst

Patrick McKeever

Avondale Partners - Analyst

Rob Wilson

Tiburon Research Group - Analyst

PRESENTATION

Operator

Good day and welcome to the Citi Trends conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Tripp Sullivan. Please go ahead, sir.

Tripp Sullivan  — Corporate Communications, Inc. - IR

Good afternoon, thank you for joining us today. On the call today are Ed Anderson, Chairman and Chief Executive Officer; George Bellino, President and Chief Merchandising Officer and Chris Bergen, Director of Financial Reporting.

By now, everyone should have seen our fourth quarter earnings release that was sent out shortly after 4:00 PM Eastern time today. If you have not received the release, it is available on our company Web site under the investor relations section in the sub-folder investors at www.CitiTrends.com.

You should be aware that the prepared remarks made during the call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance, therefore undue reliance should not be placed upon them. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially. We refer all of you to the Company’s most recent report on Form 10-K as filed with the Securities and Exchange Commission for more detailed discussions of the factors that could cause actual results to differ materially from those described in any forward-looking statements. Ed Anderson will give a brief presentation, after which Ed and George will address any questions you may have. With that said, I will now turn the call over to Ed.

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FINAL TRANSCRIPT

Mar. 21. 2007 / 5:00PM ET, CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

Ed Anderson  — Citi Trends Inc. - CEO

Thank you, Tripp. I will present an overview of the results for the fourth quarter and the fiscal year and make a few comments about the Company’s growth and future plans. In addition, I will review the financial results in more detail and conclude with an update of our earnings guidance for 2007, then we will be happy to answer your questions.

The Company’s 2006 fiscal year ended February 3, 2007 contained 53 weeks versus the normal 52 weeks with the extra week following in the fourth quarter. The Company is reporting net sales according to the fiscal calendar. For example, 14 weeks versus 13 in the fourth quarter and 53 weeks versus 52 weeks for the year. However, for comparable store sales, the Company is reporting on a comparable store comparable week basis. For example, the fourth quarter of 14 weeks ended February 3rd, 2007 compared to the 14 weeks ended February 4th, 2006.

The 53rd week of fiscal 2006, the week ended February 3, 2007, is normally the first week of the first quarter. This year due to fiscal year reporting, that week is added to the fourth quarter of 2006.

In the fourth quarter, net sales increased 30.9% over the last year to $126.8 million from $96.8 million. Comparable store sales on a comparable weeks basis increased 1.3% in the quarter compared to 22.8% increase last year. Net earnings for the quarter were $10.4 million, or $0.73 per share, compared to $0.55 per share in the prior-year quarter. The 53rd week contributed $10.1 million of sales and approximately $0.10 per share both in the fourth quarter and the year.

For the year, net sales increased 31.8% to $381.9 million over last year’s $289.8 million. Comparable store sales on a comparable weeks basis increased 8.2% for the year compared to 16.7% increase last year. Net earnings were $21.4 million, or $1.51 per share, which is a 50.4% increase from a year ago.

Now more detail on our sales performance for the quarter. The monthly comparable sales numbers are as follows — November, up 1.8% versus 26% last year; December, down 0.1% versus 21.4% last year; and January, up 3.2% versus 22.7% last year. Given these difficult comparisons, we’re pleased with our sales performance.

Sales were solid across most merchandise categories. Comparable sales increases up for the quarter by category were — children’s up 11.1%, home decor up 8.3%, accessories up 7.3%, men’s was down 4.1% and women’s was down 5.3%. Again, sales by national recognized urban brands increased at a higher rate than our other non-branded merchandise in the quarter. Sales of nationally recognized urban brands such as Phat Farm, Baby Phat, Southpole, Dickies, Rocawear, Girbaud and Apple Bottoms, accounted for 49.6% of our sales for the quarter. Comparable store sales increases for the quarter were driven by a slight increase in the average price of an item sold, offset by a slight decrease in customer traffic. For the year, branded goods accounted for 45% of our sales.

Total inventories at the end of the fourth quarter were up 35.8% over last year’s fourth quarter and comparable store inventories were up about 8.5% over the same time last year. We continue to be comfortable with the balance and content of the inventories. We opened 11 new stores in the fourth quarter, bringing our new store total to 42 for the entire year and an overall store count of 277. The 2006 the new store sales have produced excellent results, exceeding our forecast and store model.

Moving onto gross margins for the quarter, we reported 38.4% compared to 38.1% last year, an increase of 30 basis points. Without the positive impact of the 53rd week, gross margin would have been down 40 basis points. This deleveraging was primarily due to markdowns being higher on the lower comp sales increase this year.

For the year, our gross margin was essentially flat. Again, without the impact of the 53rd week, gross margin would have declined approximately 20 basis points due again to higher markdowns on lower comp sales increases.

SG&A expenses for the quarter were 26.6% compared to 26.2% last year. Without the 53rd week, the deleveraging would have been 20 basis points higher. Contributing to the deleveraging for the quarter were expenses relating to Sarbanes-Oxley, insurance costs, the write-off of store markdown scanners we replaced and the implementation of 123(R) for options expenses.

For the year, SG&A expenses were 30.3% of sales compared to 30.9% last year. Again, without the 53rd week, SG&A expenses would have been 20 basis points higher than reported. On an annual basis, Sarbanes-Oxley and insurance cost increases accounted for 80 basis points of SG&A. Also contributing to SG&A was 20 basis points of 123(R) options expense.

Our effective tax or for the quarter was 32.4% versus last year’s 33.5%. For the year, our tax rate was 33.2% versus the prior year’s rate of 34.7%.

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FINAL TRANSCRIPT

Mar. 21. 2007 / 5:00PM ET, CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

Our balance sheet continues to be strong. We had no short-term debt outstanding for the entire year and ended the year with over $77 million in cash. For fiscal 2006, we’ve once again funded our new store openings from cash flow. During 2006, we entered new markets, including St. Louis, Indianapolis and Cleveland. These followed new market entries last year in Dallas, Miami, Cincinnati and Louisville. Overall, we’ve been very pleased with the new store performance in these markets.

We plan to open approximately 46 to 48 new stores in 2007, which will result in just over a 20% increase in selling square footage. We expect 18 stores to open in the spring and consistent with the past, most of our growth will be in existing markets. New markets for 2007 will include Chicago and Detroit.

To support our continued store growth, we’ve decided to expand our Darlington, South Carolina distribution center this year. This facility, which became fully operational in the first quarter of fiscal 2006, is approximately 285,000 square feet. We will expand this facility by 250,000 square feet with an expected completion date of January 2008. With this expansion, we expect our distribution facilities to support our store growth through 2010.

We believe we have concluded the search for a new chief financial officer. We expect to make announcement regarding our new CFO over the next couple of weeks.

Now moving onto guidance for fiscal 2007. We are reiterating our previously announced guidance for 2007 of $1.73 to $1.77 per diluted share. This guidance is based upon full-year comp sales increase of low-single digits and 14.3 million diluted shares outstanding. Additionally, we expect to open 46 to 48 new stores, increasing square footage by 20%. Excluding the 53rd week impact from 2006, we expect 2007 sales and earnings will increase greater than 20%, our stated goals for both of these metrics.  We expect operating margins to increase in 2007, again, excluding the impact of the 53rd week in 2006 due to slight improvement in gross margin and slight leveraging in SG&A. Additionally, the effective tax rate we’re projecting is 35%.

Because of the complexities surrounding the 53-week year just ended and the resulting shift in our calendar, we’re issuing guidance for the first quarter of fiscal 2007. The Company estimates first-quarter 2007 earnings of $0.44 to $0.49 per diluted share, with comparable store sales of low-single-digit decreases to low-single-digit increases. The Company generated a comparable store sales increase of 21% during last year’s first quarter, making comparisons difficult with this year’s first quarter. Further, the 13-week first quarter of 2007 starts and ends one week later than last year’s first quarter. This calendar shift has the potential effect of reducing comparable store sales by up to 4%.  As a result of last year’s high couple sales increases and the calendar shift, the Company expects some pressure on gross margin and deleveraging of SG&A in the first quarter compared with last year.

In closing, we’re pleased with the strength of our fourth quarter and fiscal 2006 performance. We have significant operating momentum in our business and are excited about our future. And with that, operator, I would now like to turn it over to you for any questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Dorothy Lakner, CIBC World Markets.

 Dorothy Lakner  — CIBC World Markets - Analyst

A few questions. First, given that we are already at the 21st of March, so the first quarter is more than halfway through I guess, and you gave a fairly wide range for same-store sales, I wondered if you could hone in on that a little bit more for us, just to give us an idea of where we are headed. And then if you could also, looking back at the comp that you gave by category, I wonder if we could have those — the comps by category for last year in the fourth quarter. And, I wondered if George could maybe talk a little bit about the men’s and the women’s businesses and what is going on there, what might get those businesses going, realizing that obviously you’re up against tougher comps now and easier comps later on in the year. And then just a housekeeping detail—I wonder if you could give us ending square footage—that would be great.

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FINAL TRANSCRIPT

Mar. 21. 2007 / 5:00PM ET, CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

Ed Anderson  — Citi Trends Inc. - CEO

Thank you, Dorothy, for the questions. On the comp by category for last year and ending square footage, we will grab those numbers and may get those numbers back to you during the call. I don’t have either one of those directly in front of me, but we can get back during the call with those two numbers. I will attempt to answer the first question you asked regarding why, given that we’re — I think today makes us about at the halfway point for the first quarter, quite a wide range in sales estimates. The answer to that question really is that, even though we’re halfway through the first quarter, we are still in front of significant sales for the first quarter. As you know, our business is very much a spring business. Easter is a very, very important selling season for us; it’s second behind Christmas for us and so we’re in front of some very high sales increases. So that’s why we’re being a little careful with our estimates. We have a fairly wide range, and so the quarter is really going to turn on how the Company does over the next several weeks, not what we’ve done already.

Dorothy Lakner  — CIBC World Markets - Analyst

Okay, that’s fair.

Ed Anderson  — Citi Trends Inc. - CEO

And so on the two statistics, on the categories and square footage, we will get back to you on that. You asked if we could expand, if George would expand a little bit more on the performance by category.

Dorothy Lakner  — CIBC World Markets - Analyst

Right, just on the men’s and women’s businesses, in particular.

George Bellino  — Citi Trends Inc. - President, Chief Merchandising Officer

The men’s business and women’s business is starting to show some light, after a tough fourth quarter. The men’s business, we’re seeing plaid shorts and passenger shorts starting very strong this year, as well as the continuation of the striped polos. We’re also seeing that all-over print selling in T-shirts as well as some of the other shirts we saw earlier than sweatshirts. Women’s is pretty much getting back on course, especially the unbranded business. I’m talking about the branded business continue to be strong. Ladies business, a lot of great checkouts early and we’re getting into position to do business there as well and showing  striped print and tops, print tops, doing very well. And shorts are very strong, even though it’s cold weather, a lot of great checkouts. Plaid shorts are going to be strong, short plaid shorts are going to be strong, which is unusual for us to sell short shorts, that business is back and have a good spring season.

And one other thing — our business is very late. Our Christmas business is late and our Easter business is late. It comes in the last 10 days, two weeks before and we’re a little ways away from Easter yet to really know what we’re going to do.

Dorothy Lakner  — CIBC World Markets - Analyst

But you seem like you’re seeing some good signs in those businesses, which have been the laggards in the group?

George Bellino  — Citi Trends Inc. - President, Chief Merchandising Officer

Yes. Our only business that’s still struggling for us in the ladies business is our dress businesses. Still a disappointing business, but I think overall if we get the dress business back, that we’ve once had — and the newer stores don’t do the dress business that the older stores do that’s just struggling and it has become a smaller percentage of our business as we have grown.

Dorothy Lakner  — CIBC World Markets - Analyst

Are you getting dresses from the brands, or is that just not happening really?

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Mar. 21. 2007 / 5:00PM ET, CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

George Bellino  — Citi Trends Inc. - President, Chief Merchandising Officer

The brands, there’s not much brand in dresses. What we do get from them, we do sell. They’re not really into that business; it’s just an item that they pack into a line, it is not a very big portion of their business brands.

Dorothy Lakner  — CIBC World Markets - Analyst

Right, great.

Ed Anderson  — Citi Trends Inc. - CEO

Dorothy, I have the answer to one of your two questions. The ending square footage for the Company — end of year square footage was 2,628,539. That’s a 23.8% increase over ‘05.

Dorothy Lakner  — CIBC World Markets - Analyst

And store size you’re planning on for ‘07?

Ed Anderson  — Citi Trends Inc. - CEO

The stores for ‘07 are planned to be essentially the same size as the 2006 stores, which averaged about 11,000 square feet of selling per store.

Dorothy Lakner  — CIBC World Markets - Analyst

Okay, thank you.

Operator

Jeff Klinefelter, Piper Jaffray.

Jeff Klinefelter  — Piper Jaffray - Analyst

I have a couple of questions for you. The first would be on recent store closings over at the PacSun division Demo, I think there’s a lot of interest in how this potentially affects your business. Does it — not necessarily with store overlap directly, but on the supply side, does this free up extra excess branded inventory? Maybe any comments that Ed or George could add on that.

The second question is on the shifting of business because of the 53rd week. Can you give us anymore color, Ed, on — I know you don’t want to give specific quarterly guidance every quarter, but if we are taking out part of Q1, is this a shift into Q2? Is there anything else that we should know about the cadence of the EPS growth that you have given us by quarter? And then also on the shorts category, we’ve heard about strength in shorts all over the industry and we heard about it last year. I think a lot of people ran out of the product. George, do have enough in terms of the branded inventory that you’re able to get in the private label to feed this trend?

George Bellino  — Citi Trends Inc. - President, Chief Merchandising Officer

Right now, we’re not having a problem. We were a little bit late getting deliveries in early which is typical of January-February stuff to get deliveries because everybody in the country wants the their deliveries. But we are getting shorts in and we think we’re in position. We did our own private label, we’re cutting more and we’re getting in the brands. So right now, we feel comfortable with it. We’re always chasing and when the category gets on like shorts, every people bringing in we’ll be able to get generally at the end of the season have a lot of goods available.

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Final Transcript

Mar. 21. 2007 / 5:00PM ET, CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

As far as Demo, we were able to get goods when Demo, additional goods were cancelled off of when they decided to close stores. Long-term, we don’t like to see anybody go out of business or close down because it does cut down on supply, but we’re working very closely with the branded manufacturers to develop product for us as well as just closeouts, so we don’t see this as a long-term issue of hurting us.

Ed Anderson  — Citi Trends Inc. - CEO

Okay, Jeff, I’m going to attempt to clarify a little bit of this 53-week discussion and talk a little bit about the first quarter being askew and try to answer your question about giving some sense to the cadence for 2007.

We’ve attempted to give you information that makes the results of this 53rd week as transparent as we can, that is why we told you for example the gross margins with or without the 53rd week and the SG&A with or without the 53rd week. We look at that 53rd week and we attempted to quantify its impact on 2006 as if that week did not occur. And of course that was a $10 million week, and that week was worth $0.10 to us. As we look into 2007, before I get into 2007, let me talk a little bit about the comparison of ‘06 and ‘07. We think the proper way to look at our Company’s performance from a comparative perspective is to take 2006 as $1.51 a share and pull out the $0.10 that we made in that extra week. So basically, 2006 without the 53rd week would have been $1.41 per share. 2007 is going to be a 52-week year, it’s just it’s 52 weeks are going to be a week later each month of each quarter than 2006’s were. When we look at the first quarter of 2007, the first quarter starts a week later and ends a week later and this is important because what’s happening here is the first quarter of 2007, we’re removing week one of February out of the quarter 2007 and replacing it with week one of May. Historically, week one in February has been a much stronger week than week one of May has. Again, we talk about our early business. And so when you compare those two 13-week periods, you’re comparing the 2007 period has less strong weeks in it than 2006 did. The reason we’re giving guidance for this is because we thought this comparison would be tough to get to, and that’s why we’re trying to be open about what we think the affects are going to be. We think the affects, when you’re comparing 52 weeks versus 52 weeks ‘07 against ‘06, the first quarters are going to be the most consequential. However, you should remember that when we get to the fourth quarter of 2007, that is a 13-week quarter, but we did report 14 weeks in 2006. Just remember to pull that extra week out — whenever you’re comparing ‘07 and ‘06, we think it’s best and easiest if you pull the 53rd week out of ‘06 and then compare. Does that help?

Jeff Klinefelter  — Piper Jaffray - Analyst

That helps a lot. One follow-up, if I might, in terms of your store performance, kind of by region now that we have completed calendar ‘06. Any comments, any thought, on the new store opening cycle, successes in some of these new markets and what that suggests about your new store strategy here this year and over the next couple of years?

Ed Anderson  — Citi Trends Inc. - CEO

I think I suggested it in the comments, that the 2006 group of stores was another very strong group of stores. We don’t have full-year performance for all those stores yet of course, but we could tell by the burn rates to this point that these stores are going to be very close to a spectacular group of 2005 stores which stores averaged over $1.5 million per store in their first 12 months. 2006 group of stores did the same thing. I guess importantly to your point though, where we open new stores is we’ve talked about opening in Cleveland and Indianapolis and St. Louis. Clearly a number of these stores were in the Midwest, and so our success in the Cleveland area, stores in Ohio, Columbus, Ohio; Dayton and down to St. Louis, and even a store in Gary, Indiana, almost all the way to Chicago, have produced very, very good results. So that’s encouraging to us as we know that a lot of our expansion into ‘07 and ‘08 is going to be into the Midwest. Our expansion this year is going to be more Texas, more Florida, more backfills and into the Midwest. But our results to this point have been very, very good.

Jeff Klinefelter  — Piper Jaffray - Analyst

Thank you very much.

Operator

Evren Kopelman, J.P. Morgan.

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FINAL TRANSCRIPT

Mar. 21. 2007 / 5:00PM ET, CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

Evren Kopelman  — J.P. Morgan - Analyst

Thank you. My question is about some of the new markets you talked about, Detroit and Chicago. I am curious of what kind of sales volumes and productivity you expect to reach in these heavily populated areas compared to some of the other markets, maybe how much — compared to the 1.5 million over 1.5 million year one volumes you’ve been seeing in the ‘06 base. And then secondly on the rent and payroll side again in those markets, I believe your current average rent per foot is about $6-$7 a foot. Correct me if I’m wrong. And I wonder if the rents in these markets are more over $10 per foot. If you can comment on that, and also payroll levels again in these markets, that would be really helpful. Thanks.

Ed Anderson  — Citi Trends Inc. - CEO

If I understand question is you’re really wondering, do the stores perform differently and do we need to model them differently because of potentially different rent structures and payroll structures in these new markets. I would say that the stores, if I’m talking about the stores we just opened this past year, those ones in Columbus and Cleveland and St. Louis and these other markets, those stores have slightly higher rents. By the way, our rents are closer to between $7 and $8 a foot than they are $6 and $7 a foot, so our rents are a little bit higher than you may have been suspecting. And yes, the rents in some of the metro markets like Detroit and Chicago and St. Louis, for example, are a little higher, and so instead of being $7 or $8 a foot, they might $9 or $10 a foot. But to make our model work, the pro forma for these stores generally is in the $1.4 million to $1.6 million neighborhood. So we don’t need consequentially more sales to make our model work in these markets. And so I think the highest pro forma we’ve done probably for one of these markets has been about $1.6 million. So we don’t need to do substantially more than what we have been averaging actually. What has been happening is our stores in ‘05 and ‘06 have been outperforming our models pretty consequentially.

Evren Kopelman  — J.P. Morgan - Analyst

Okay, thank you. And then secondly, can you talk about the impact of the minimum wage changes on both your expense structure and maybe on your customer base?

Ed Anderson  — Citi Trends Inc. - CEO

Sure. We expect that the minimum wage increases would have a negative effect on our cost structure, but not significant. We don’t expect there to be significant consequences in 2007. As you know, the minimum wage has not yet been passed, but the cadence is going to be a total $2.10 increase, but $0.70 of the increase immediately after the bill is signed, a $0.70 increase a year later and then a $0.70 a year after that. So it’s been stretched out over two years and we believe comparing our pay structures to the minimum wage that most of this cost increase is going to be accomplished by us with the normal salary increases to our associates between now and then. So we’re not expecting a significant negative impact. Even though it will be somewhat negative, it’s not going to be significantly negative.

The flip of that is on the more macro level is does a minimum wage increase necessarily help our customers; I’m not convinced that it will. I think as any politician would argue with you, depending on which side of this issue you’re on, you could argue on the one hand that you put more money in the people’s pockets. The flip of that is, to the extent that higher wages are allow companies that better cost justify productivity improvements and enhancements and systems and things, maybe jobs get lost. So I’m not convinced that this thing is going to be a net-net positive to our customer base.

Evren Kopelman  — J.P. Morgan - Analyst

Great, thank you.

Operator

Lyn Walther, Wachovia.

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FINAL TRANSCRIPT

Mar. 21. 2007 / 5:00PM ET, CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

Lyn Walther  — Wachovia - Analyst

A couple of questions. Can you just talk — thanks for the color what’s going on currently with men’s and women’s, but can you talk about what has happened in Q4? How did the businesses between men’s and women’s progress during the quarter? Also I wanted an update on if you have any new brands coming in for spring. And then finally, you mentioned the impact of Sarbanes-Oxley and insurance costs on 2006. How should we be thinking about that for ‘07? And remind of some of the onetime costs in Q2. Thanks.

Ed Anderson  — Citi Trends Inc. - CEO

Lyn, we’re going to try to answer all those questions and in the order you asked them in. I think perhaps of a way of teeing up that question is for me to answer Dorothy’s question about sales increases, last year’s fourth quarter versus this year’s fourth quarter. We’ll do that first, and then George will talk into really what’s going on, what went on with our business and maybe get a little more color on the businesses in men’s and women’s being down from last year. Just to reiterate, the sales increases by category. I’m going to give you the sales increases by category and attempt to give you the last year’s comparison as I do that. Children’s business this year as I said was up 11.1%. Last year’s fourth quarter, it was up 23%. Home decor of this year’s fourth quarter was 8.3, last year up 32%. Accessories in this year’s first quarter was up 7.3%, last year at 20%. Men’s this year was down 4.1, last year men’s was up 26% and women’s this year was down 5.3, and last year women’s was up 22%. So you can see we have been going up some strong increases. Those two areas that we had decreases in this year’s first quarter — fourth quarter, excuse me — actually had more than 20% increases in the last year’s fourth quarter. George, would you try to answer the question about those two businesses?

George Bellino  — Citi Trends Inc. - President, Chief Merchandising Officer

The men’s business last year business had some outstanding closeout buys drove the business and they were not available this year. Part of our business. The rest of the business, the branded businesses has stayed pretty strong. Our fashion business was a little bit weaker on branded business there. I said earlier that our business was starting to get strength back in the fashion part of the businesses non branded. I don’t know if we can get back on track. The ladies’ business has just been driven more by brands, and then we had a real disappointment this year in our unbranded denim business was a real struggle. Those hurt the business in the fourth quarter which we started to see some life in it in the bottom of this year in the shorts, the denim shorts. They are happening. We think that they are back on track.

As far as new brands, what is happening, brands that we have been using are doing more licensing with other areas, such as sleepwear and then accessories and we’re getting more branded goods in those areas helping us. As far as AKADEMIKS was a brand that was not selling us. This is a pretty important brand that started selling us in the fourth quarter, delivered at the end of the fourth quarter and it’s a brand that we expect to  grow our business with. That is the only really new brand that I can think off-hand that we have. There are a couple of brands out there that we are working on getting businesss from that are up and coming  right now.

Ed Anderson  — Citi Trends Inc. - CEO

Lyn, are you ready for me to attempt to answer your expense questions?

Lyn Walther  — Wachovia - Analyst

I’m ready.

Ed Anderson  — Citi Trends Inc. - CEO

I will give a swing here. We mentioned that the impact of the Sarbanes cost and insurance costs, and I will try to give you a little bit more color on what’s been going on there in the fourth quarter, you mentioned the second quarter, I will talk about that as well and then try to give you a little bit of color on how we’re seeing these same costs as we go into ‘07.

When we talk about Sarbanes costs, we’re clearly talking about the out-of-pocket cost for the consulting work, as well as for the first time the Company having a Sarbanes-Oxley audit as well as our financial audits. And those costs are consequentially up in the year. In fact, the Sarbanes costs by themselves I think account for about 40 basis points. The increase accounts for about 40 basis points of the year’s SG&A. Those are consequentially larger costs. We didn’t mention in the second quarter — I think we mentioned two or three expenses that we said were essentially onetime kinds of costs in the second quarter. We mentioned Sarbanes and insurance. In the second quarter, we had basically a catch-up of costs in the second quarter. We had to catch up on some accruals and rearrange our estimates for the year, given that we saw the costs were going to be

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FINAL TRANSCRIPT

Mar. 21. 2007 / 5:00PM ET, CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

consequentially larger at that point than we thought they were going to be, and so that’s what we meant by the onetime. We didn’t mean that the costs were going away, we just meant that the impact in that quarter wasn’t going to be as large in the latter quarters as the second quarter and I think that has proved to be the case.

We also mentioned insurance costs in the second quarter being high. And what we were seeing there was primarily in medical costs and our claims experience being higher than we thought, and we thought that cost was going to abate as we went through the year, and it really did not. So we ended up continuing to incur relatively high medical insurance costs through the year. Sarbanes costs ended up being higher, but they didn’t run away from where we adjusted our estimates in the second quarter.

If you look into 2007, I mentioned before we think 2007’s operating margin will go up and we think that the Company’s operating margin will increase in 2007, again, taking the 53rd week impact out of 2006 by a very slight increase in gross margin and slight leveraging of SG&A. We are — we know now that as we go into 2007 that these Sarbanes-Oxley costs, these out-of-pocket costs will be consequentially less in 2007 than they were in ‘06. For example, in particular, the outside consulting costs will not be nearly as large as they were in 2006. Additionally, we believe that our good medical experience will improve and we have already seen some evidence of some of our other insurance costs, for example, D&O costs, actually coming back to us a little bit. That is one of the reasons we’re confident that we can leverage SG&A versus these pretty high costs in 2006.

Lyn Walther  — Wachovia - Analyst

Great, that’s very helpful. Thanks a lot, good luck.

Operator

Shaun Smolarz, Sidoti & Company.

Shaun Smolarz  — Sidoti & Company - Analyst

I have a question regarding the new store economics. I wanted to know if you could provide an update on that. The most recent that I have indicates that the total investment in a new store is about $300,000. Is that still current?

Ed Anderson  — Citi Trends Inc. - CEO

Yes, Shaun. That is within just a slight pickup, that is still very current, yes. Basically, $300,000 investment with a 20% four-wall cash flow, that is still the model.

Shaun Smolarz  — Sidoti & Company - Analyst

And then the internal model was also a first-year return on investment of 87%, but I see that the class of ‘03 and ‘04 were about 105%. Any details on the class of ‘05 and ‘06 on the first-year ROI?

Ed Anderson  — Citi Trends Inc. - CEO

I don’t have those numbers in front of me, Shaun, but those numbers, the 2005 numbers that I know are over 100% again, and we don’t have the numbers for ‘06 yet. But I think the ‘05 and ‘06 numbers are going to be some of our best performers yet.

Shaun Smolarz  — Sidoti & Company - Analyst

Very good. I see that you closed, ended 2006 with about 277 stores. How many stores have you opened so far this year?

Ed Anderson  — Citi Trends Inc. - CEO

We have opened — through today, we have opened nine stores and we expect — I think we expect to open 18 stores this spring, and really those 18 stores are going to be opened by the time we get to Easter. So the majority of the stores are going to be open before Easter this year, so we’re somewhat ahead of last year’s pace of store openings at this point.

Shaun Smolarz  — Sidoti & Company - Analyst

Any store closures this year?

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Mar. 21. 2007 / 5:00PM ET, CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

Ed Anderson  — Citi Trends Inc. - CEO

We have not closed any stores, nor do we have any plans to close any stores. And by the way, when we talk about store openings, in our previous reports, we’ve talked about opening a certain number of stores with planned closings of a couple of stores. That 46 to 48 stores is a net number. That is how many stores we expect to open with no closings.

Shaun Smolarz  — Sidoti & Company - Analyst

And any more detail in terms of when exactly you’re going to be entering Detroit, Chicago and Philadelphia?

Ed Anderson  — Citi Trends Inc. - CEO

Detroit will be at back to school this year with two stores or perhaps three stores, and Chicago will be either back to school or fall of this year. Philadelphia, if it makes this year, will be late fall, more likely spring ‘08.

Shaun Smolarz  — Sidoti & Company - Analyst

And my last question is on — any specific plans for the strong cash position? I know you’ve held about $78 million at the end of ‘06. Any plans for that?

Ed Anderson  — Citi Trends Inc. - CEO

We have no consequential plans to do anything different with the cash, other than continue to invest it and allow it to build. We don’t have any plans, for example, for dividends or stock repurchases. We do evaluate whether stock repurchases would make sense, and at the Company’s current stock price, stock repurchases would not be accretive. So that doesn’t make sense to us. One thing that I would point out to you that in 2007, the Company’s capital expenditures are going to be at least $15 million higher than last year because of the Darlington warehouse expansion, as well as an office up-fit and purchase here in Savannah. But even having said that, with the 46 to 48 stores, with the addition of the Darlington facility as well as the office purchase here in Savannah, we expect the cash balances this time next year to be essentially the same as they are today.

Shaun Smolarz  — Sidoti & Company - Analyst

So just so I understand you, so you’re saying that the cash at the end of ‘07 will be somewhere sort of the cash at end of ‘06?

Ed Anderson  — Citi Trends Inc. - CEO

Correct, including the opening of 46 to 48 stores, the building of that expansion in Darlington and purchasing an office building here in Savannah, yes.

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Mar. 21. 2007 / 5:00PM ET, CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

Shaun Smolarz  — Sidoti & Company - Analyst

Alright, thank you for much.

Operator

Patrick McKeever, Avondale Partners.

Patrick McKeever  — Avondale Partners - Analyst

I’m just wondering if you could give a little bit of color on the new chief financial officer, just in terms of — maybe even if it’s broad, background. Is this someone from retail, those kinds of things; experience level, perhaps?

Ed Anderson  — Citi Trends Inc. - CEO

You heard the way I worded the comment on the conference call, and basically I said that we believe the search to be complete and we’ll be making an announcement over the next couple of weeks. So I can’t be specific about that, about the fact that we have hired someone or a specific start date. What I can tell you is that the person that we’re seriously interested in has public accounting experience, has public company experience and retail, multi store retail experience. And we are very excited about this opportunity. We’re hoping we’ll be able to announce something in a couple of weeks.

Patrick McKeever  — Avondale Partners - Analyst

Great. And then a question on A.J. Wright and the store closures that have occurred. I know that some of the stores that A.J. closed or that TJX closed are overlapping stores to your stores. Have you seen any change in business trends at those stores as a result of the A.J. Wright store closures?

Ed Anderson  — Citi Trends Inc. - CEO

We have not yet measured that, Patrick, and we did not see any consequential decreases when they were in the going out of business process, and we haven’t measured any consequential increases to this point. The number of stores results is small. I think it was in the neighborhood of 10 or 12 or so.

 Patrick McKeever  — Avondale Partners - Analyst

That were overlapping?

Ed Anderson  — Citi Trends Inc. - CEO

That were overlapping. I think that’s right.

Patrick McKeever  — Avondale Partners - Analyst

And then a quick one on Rocawear and the sale of that brand, the planned sale of that brand to Iconix Brands. Do you expect any impact there to your business, either on the sourcing side or, I don’t know, I guess on the design side?

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Mar. 21. 2007 / 5:00PM ET, CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

George Bellino  — Citi Trends Inc. - President, Chief Merchandising Officer

No. They bought the master license and they’re going to keep the same design team producing the Rocawear that are producing currently, and the ladies’ licensee is going to continue the ladies probably will happen. They may license out the Rocawear brand a little more. Some of the other areas, accessory areas, may not have it. We don’t see any negative from it at all and I think It should be a positive.

Patrick McKeever  — Avondale Partners - Analyst

Should be a positive?

Ed Anderson  — Citi Trends Inc. - CEO

One of the things that has happened is, some of these other urban brands have been purchased by large companies as well and we’ve seen the company has actually continued to improve and to continue to grow, Kellwood purchased Phat Farm and Baby Phat two or three ago. It occurred with Enyce by Liz Claiborne maybe a couple of years ago and this purchase by Rocawear. Given that we have seen other successes, it doesn’t really concern us from that perspective.

Patrick McKeever  — Avondale Partners - Analyst

Okay. And then just one final one kind of going back to first quarter earnings guidance. I guess my question is Ed, there is a pretty big disconnect between the guidance and where the street mean estimate is, the street mean estimate is $0.56. How do you see that? Do you think that is more just the street or the analysts got it wrong and didn’t properly account for the timing shift here of the — with the 53rd week, and also perhaps the earlier Easter? Or has there been any kind of a change in the underlying tone of the business or do you feel like the basic tone of the business, the strong momentum that you’ve had now for some time is intact?

Ed Anderson  — Citi Trends Inc. - CEO

I will try to answer most of that question, Patrick. I really don’t want to weigh in on whether the street, which would be I guess people on this phone call, got the estimates right or not. But if you look at last year’s first quarter and multiplied 20% times it, you would get $0.55 to $0.60 I guess. It’s just not that simple this year with this year’s first quarter. This year’s first quarter ends a string of three quarters where the company went through 20% comp sales increase month after month after month after month. And so this year’s first quarter, there are two reasons why this first quarter are difficult. As we told you all at the beginning of 2006 as we went through ‘06, the difficulty of quarters three and four which were a 20% comp increases by month and by quarter, and then we had another 20% comp increase, so these 20% comp increase quarters are very difficult to compare against because the gross margin leverages because of how strong the sales are and markdowns leverage pretty consequentially and you leverage expenses in my view at outsized rates. So the first reason this quarter is tough is what I said before is if there were no 53rd week at all, it was factored just like it, it would have been a very difficult comparison quarter to begin with. When you take out week one, that February week out and replace it with week one of May, now you’ve made the comps much more difficult. And I think we say so in the press release and in the conference call information earlier. For example, the way this shifting of the weeks works, a 1% comp increase on a comparable calendar week basis for this quarter would turn into a negative 3% on a fiscal year comparison. So you have a strong comparison to begin with, and now you are looking at basically a 4% comp sales bogey starting the quarter up. That’s why I think it was hard to get to the answer on this year’s first quarter.

As far as our Company’s business momentum, we cannot talk to you really a lot about what’s going on in this year’s first quarter, but if you just look backwards at the comp sales increases on a year-over-year basis and look at the two-year comp increases, go back into the fourth quarter where we increased about 1% on top of a 20% comp increase, as we move into 2007’s first quarter what we have told you is that our guidance, our low end guidance is about at that place. So we have not suggested that there’s anything different about our business. We will tell you that our business is a spring business. It is driven by weather, particularly at the beginning of a season. It has been particularly cold, as you know, at the first part of this first quarter, but we have had some warm weather lately and we have had some very, very good selling of spring merchandise and we’re optimistic about the first quarter.

Patrick McKeever  — Avondale Partners - Analyst

Sounds good. Very helpful. Thank you.

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Mar. 21. 2007 / 5:00PM ET, CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

Operator

Rob Wilson, Tiburon Research Group.

Rob Wilson  — Tiburon Research Group - Analyst

Thank you. I hate to beat a dead horse here, but I’m still confused about in your press release, you say the comp store calculation will be affected by 4% due to the shift in weeks. I was under the impression that you were going to compare the same weeks when you report your comp store sales. Am I wrong?

Ed Anderson  — Citi Trends Inc. - CEO

We have not decided yet, because remember, we’re going to quarterly reporting for 2007 and we have not decided whether we’re going to continue what we did at the end of 2006. At the end of 2006, we thought it would be most transparent if we did the comparable week comparisons to make sure everybody could see the January month on a 5 versus 5, the quarter on 14 versus 14 and a 53rd versus 53. Going into 2007’s first quarter, when we get through the first quarter, we will see if really is a consequential difference between the fiscal comparison and a comparable comparison. If it makes sense to do both, we’ll do both. What we told you is, and by the way, that guidance that we told you earlier, the guidance for the first quarter of low-single-digit decreases to low-single-digit increases, that fiscal guidance, that’s comparing the 13 weeks versus 13 weeks. If I compared that on a comparable calendar week basis, we are talking about low-single digits to mid-single digits, if that helps you.

Rob Wilson  — Tiburon Research Group - Analyst

Maybe.

Ed Anderson  — Citi Trends Inc. - CEO

Think about it, if you want to, Rob, and if you’d like to have a conversation off-line, give me a call back.

Rob Wilson  — Tiburon Research Group - Analyst

I will probably do that. Also, your EBIT margin that you’re referring to in ‘06 adjusted for the 53rd week, can you tell us what that is?

Ed Anderson  — Citi Trends Inc. - CEO

I don’t have that number of front of me. I’m sorry.

Rob Wilson  — Tiburon Research Group - Analyst

Another question I have about your comp store sales. In your press release, it says that you include remodeled and expanded stores. Is there a material difference between your reported comp store sales in Q4 and one that may exclude remodeled and expanded stores?

Ed Anderson  — Citi Trends Inc. - CEO

The effects of the remodeled and expanded stores for the year of 2006 I believe was 30 or 40 basis points on the 8% comp. The number for the fourth quarter I think is a little bit bigger than that, but I think it’s exacerbated because of the basically flat comp increase for the quarter. Something in the 30 or 40 basis neighborhood is about what it has been running. Do you follow me?

Rob Wilson  — Tiburon Research Group - Analyst

Yes I do.

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Mar. 21. 2007 / 5:00PM ET, CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

Ed Anderson  — Citi Trends Inc. - CEO

It was 8 without the remodeled stores. It would’ve been like 7.6 for the year.

Rob Wilson  — Tiburon Research Group - Analyst

Close enough. And then one last question. You say you are selling square footage with 11,000 in — for your new stores in 2006. What would be your gross square footage, including the back room space?

Ed Anderson  — Citi Trends Inc. - CEO

I don’t really have the answer to that because we don’t really pay much attention to non-selling space. It would be about 15-20% higher than that.

Rob Wilson  — Tiburon Research Group - Analyst

Okay, but you pay attention to it when you sign the lease, right?

Ed Anderson  — Citi Trends Inc. - CEO

Yes, I do, Rob, but I sign the lease and put all of the pro formas and all of our statistics are done on a net basis. We only have selling space and so whether it’s a 1000-square-foot stockroom or a 3000-square-foot stockroom or a 4000-square-foot stockroom, it doesn’t matter. I look at the total rent dollars on a selling basis, and that’s how we make our decisions.

Rob Wilson  — Tiburon Research Group - Analyst

So if I add 15 to 20%, that should get me close?

Ed Anderson  — Citi Trends Inc. - CEO

It gets you close.

Rob Wilson  — Tiburon Research Group - Analyst

Thanks for taking my call.

Ed Anderson  — Citi Trends Inc. - CEO

By the way, Rob, let me add that when I gave Lyn those square footage numbers a minute ago, I guess I gave the young lady from J.P. Morgan as rents at $7 to $8 a foot, that’s $7 to $8 a foot selling space. Follow me? I don’t include the non selling space, so you could multiply $7 to $8 a foot times 11,000 square feet; that is the rent, including whatever extra space there would be.

Rob Wilson  — Tiburon Research Group - Analyst

That’s all very helpful, thank you.

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Mar. 21. 2007 / 5:00PM ET, CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

Operator

 (OPERATOR INSTRUCTIONS). Dorothy Lakner, CIBC World Markets.

Dorothy Lakner  — CIBC World Markets - Analyst

I just wanted to understand the reason why a week in February or a week at the beginning of February is worth more than a week in May, and I am surmising that has to do with just selling higher unit value merchandise.

Ed Anderson  — Citi Trends Inc. - CEO

I think there are two or three reasons that is true, Dorothy. But this has been true for awhile for us and actually getting larger. The weeks in February have been getting larger as we have seen business pull back from the Easter time frame back into January and February. We are a warm weather company primarily, very spring-oriented company. Our customers are a fashion-oriented customer tend to buy fashions perhaps a little earlier than the other customers, but there’s another phenomenon called early tax refunds. And the early tax refunds are putting money into our customers’ pockets each year earlier and earlier and earlier, and that’s what has been driving this business.

Dorothy Lakner  — CIBC World Markets - Analyst

Okay. And then I was just wondering if you could give a little bit of color on what the tax rates have been doing. Are those state taxes that are impacting your tax rate overall? And then on the DC, I am wondering why you would be expanding Darlington as opposed to maybe another site somewhere further north or Midwest as you are expanding. And then, lastly, the scanner replacement write-off, was that a significant number? If you could give that to us, that would be great.

Ed Anderson  — Citi Trends Inc. - CEO

I have three questions I think Dorothy, I will try to answer all three of them, first on the tax rates and then the DC, why Darlington center, and then on the scanner write-off, what the effect was. On the tax rates, you’ve seen that the tax rates have gone down from this year I guess it was 33.2 versus last year’s 34.7. Those decreases are two reasons. One, as our cash is built, our investments are primarily non-taxable instruments. They have a lot more non-taxable income which is driving the effective tax rate down and driving the effective interest rate on those instruments up. And the other thing however is our various both federal and state jobs tax credits. We have continued to be more successful at obtaining those credits and the increases is those credits was a lot more this year practically than our revenue was. And so that’s why you see the effective tax rate go down. And so if you move forward and then ask, why would you go to 35% for 2007? What we are expecting to happen in 2007 is that our operating income will move away from the effect of these tax credits a little bit and drive the effective tax rate up. That’s it on tax rates.

On distribution centers, we have for sometime in our longer-range plans contemplated that facilities would be Savannah, Darlington and some place in the Midwest. Our Darlington facility has proved to be an extraordinarily productive facility for us. We like the property, the building, the labor force has just been very, very effective for us. And because we have 90 acres of land there and we’re on two interstates, we think it makes a lot of sense for us to expand there. Our next expansion after Darlington will be into the Midwest, and that — we will start working on that sometime in 2009-2010.

On the scanner replacements, we did not I guess mention this before today. We replaced all of the store markdown scanners with new equipment which makes this process much more effective and we think is going help our stores be more productive in 2007, but we did incur a write-off of the old equipment of about $400,000, which is about 30 basis points of expense in the fourth quarter.

Dorothy Lakner  — CIBC World Markets - Analyst

Okay, but it will help you out in ‘07?

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FINAL TRANSCRIPT

Mar. 21. 2007 / 5:00PM ET, CTRN - Q4 2006 CITI TRENDS INC Earnings Conference Call

Ed Anderson  — Citi Trends Inc. - CEO

We think it’s going to help reduce our payroll consequentially in ‘07, absolutely, it’s installed already.

Dorothy Lakner  — CIBC World Markets - Analyst

Okay, great.

Operator

That does conclude our question and answer session. At this time, I would like to turn everything back over to you, Mr. Anderson, for any additional and concluding remarks.

Ed Anderson  — Citi Trends Inc. - CEO

We appreciate all of you joining the phone call today and we appreciate all of your questions. If you have any follow-up questions later on, please give us a call. Thanks again.

Operator

That does conclude today’s conference. Thank you for your participation. You may disconnect at this time.

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